Consent of Independent Auditors

The Board of Directors and Shareholders

UQM Technologies, Inc.:

We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 33-23113, 33-24071, 33-34612, 33-35055, 33-34613, 33-41325, 33-64852, 33-47454, 33-81430, 33-92288, and 33-101371) and in the registration statements of Form S-3 (Nos. 33-6116, 33-63399, 333-01919, 333-13883, 333-44597, 333-23843, 33-50393, 333-52861, 333-67313, 333-78525,  333-75520 and 333-101371) of UQM Technologies, Inc. of our report dated May 15, 2003 relating to the consolidated balance sheets of UQM Technologies, Inc. and subsidiaries as of March 31, 2003 and 2002 and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended March 31, 2003, which report appears in the March 31, 2003 Annual Report of Form 10-K of UQM Technologies, Inc.

KPMG LLP

Denver, Colorado